Form N-SAR
Sub-Item 77I
Terms of new or amended securities

Nuveen NWQ Global Equity Fund, a series of
Nuveen Investment Trust
811-07619

On April 1, 2014, under Form 485B POS, accession number
0001193125-14-125195, a prospectus containing a new series of the Trust was filed with the SEC and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.

The new series is Nuveen NWQ Global Equity Fund.


See the Prospectus for terms of the securities.